                                                                   Exhibit 14(b)


     National Financial Services Corporation Individual Retirement Account

                              CUSTODIAL AGREEMENT

               Under Section 408(a) of the Internal Revenue Code


The Depositor whose name appears on the attached Application is establishing an individual retirement account (under Section 408(a) of the Internal Revenue
Code) to provide for his or her retirement and for the support of his or her beneficiaries after death.

The Custodian named on the attached Application has given the Depositor the Disclosure Statement required under the Income Tax Regulations under Section 408(i) of the Code.

The Depositor has deposited with the Custodian an initial contribution in cash, as set forth in the attached Application.

The Depositor and the Custodian make the following Agreement:

ARTICLE I

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c) of the Code (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a
Simplified Employee Pension plan as described in Section 408(k). Rollover contributions before January 1, 1993, include rollovers described in Section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), 408(d)(3), or an
employer contribution to a Simplified Employee Pension Plan as described in
Section 408(k).

ARTICLE II

The Depositor's interest in the balance in the Custodial Account is nonforfeitable.

ARTICLE III

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the Custodial Account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5) of the Code).

2. No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m) of the Code) except as otherwise permitted by
   Section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

ARTICLE IV

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial Account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations
   Section 1.401 (a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the Custodial Account must be, or begin to be, distributed by the Depositor's required beginning date (April 1 following the calendar year end in which the Depositor reaches age 70 1/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the Custodial Account distributed in:

  (a)  A single-sum payment.

  (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

  (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated Beneficiary.

  (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

  (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated Beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

  (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

  (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the Beneficiary or Beneficiaries, either

   (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death or

   (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated Beneficiary or Beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the Beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.

  (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

  (d) If the Depositor dies before his or her entire interest has been distributed and if the Beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accePted in the account.

5. In the case of distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial Account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated Beneficiary, or the life expectancy of the designated Beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated Beneficiary as of their birthdays in the year the Depositor reached age 70 1/2. In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated Beneficiary as of the Beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524 to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

ARTICLE V

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) of the Code and Regulations Section 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

ARTICLE VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Article I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) of the Code and the related regulations will be invalid.

ARTICLE VII

This Agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the Depositor and the Custodian.

ARTICLE VIII

1. DEFINITIONS.  The following definition shall apply to terms used in this
   Article VIII:

  (a) "Account" or "Custodial Account" means the custodial account established hereunder for the benefit of the Depositor.

  (b) "Agreement" means the National Financial Services Corporation IRA Custodial Agreement, including the information and provisions set forth in any Account Application and any designation of Beneficiary filed with the Custodian, may be proved either by an original copy or by a reproduced copy thereof including, without limitation copy reproduced by photocopying facsimile transmission, or electronic imaging.

  (c) "Application" shall mean the Application by which this Agreement, as may be amended from time to time, is established between the Depositor and the Custodian. The statements contained therein shall be incorporated into this Agreement.

  (d) "Authorized Agent" means the person or persons authorized by the Depositor, on a signed form acceptable to and filed with the Custodian, to purchase or sell shares in the Depositor's Account.

  (e) "Beneficiary" means the person or persons (including a trust or estate) designated as such by the Depositor on a signed form acceptable to and filed with the Custodian pursuant to Article VIII, Section 8 of this Agreement.

  (f) "Broker-Dealer" shall mean the securities broker-dealer registered as such under the Securities Exchange Act of 1934, which the Depositor has designated as his or her Broker-Dealer in the Account Application.

  (g)  "Code" shall mean the internal Revenue Code of 1986, as amended.

  (h) "Company" shall mean FMR Corp., a Massachusetts corporation, or any successor or affiliate thereof to which FMR Corp. may, from time to time, delegate or assign any or all of its rights or responsibilities under this Agreement.

  (i)  "Custodian" shall mean the custodian specified in the Account
       Application.

  (j)  "Depositor" means the person named in the Account Application.

  (k) "Funding Vehicles" shall include (i) all marketable securities traded over the counter or on a recognized securities exchange which are eligible for registration on the book entry system maintained by Depository Trust Company ("DTC") or its successor; (ii) if permitted by the Custodian, interest-bearing accounts of the Custodian, and (iii) such other non-DTC eligible assets (but not including futures contract) which are permitted to be acquired under a custodial account pursuant to
       Section 408 of the Code and which are acceptable to the Custodian. Notwithstanding the above, the Custodian reserves the right to refuse to accept and hold any specific asset.

  (l) "Money Market Shares" shall mean any shares which are issued by a money market mutual fund.

2. BROKER-DEALER. The Broker-Dealer shall be appointed by the Depositor in the Application as his or her agent to execute such investment directions as the Depositor may give under the terms of the Custodial Account including the execution of purchase and sale orders. All assets of the Custodial Account shall be registered in the name of the Custodian or its nominee, but such assets shall generally be held in a brokerage account with the Broker-Dealer in the name of the Custodian. Any security may be held in bearer from, or in a central depository (including National Financial Services Corporation) so long as of the Custodian. Any security may be held in bearer form, or in a central depository (including National Financial Services Corporation) so long as

  (i) the books and records of the Custodian or its agent show that all such securities are part of the Custodian Account.

  (ii) a separate account thereof is maintained by the party having actual custody of such securities and

  (iii) such securities are held in individual or bulk segregation in such party's vault or in depositories approved by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

  In all cases the Broker-Dealer, and not the Custodian, shall have the responsibility for delivering to the Depositor all notices and prospectuses relating to such Securities. To the extent that the Custodian delivers to the Broker-Dealer confirmations, statements and other notices with respect to the Account, any such communications delivered to the Broker-Dealer shall be deemed to have been delivered to the Depositor. The Depositor agrees to hold the Custodian and the Company harmless from and against any losses, cost or expenses arising in connection with the delivery or receipt of any such communication(s), provided the Custodian has acted in accordance with the above.

3. INVESTMENT OF CONTRIBUTIONS. Contributions to the Account may be invested only in Funding Vehicles and shall be invested as follows:

  (a) GENERAL. Contributions will be invested in accordance with the Depositor's written instructions in the Application, and with subsequent instructions given by the Depositor or the Authorized Agent appointed by the Depositor (or, following the death of the Depositor, his or her Beneficiary) through the Broker-Dealer to the Custodian in a manner acceptable to the Custodian. By giving such instructions to the Custodian such person will be deemed to have acknowledged receipt of the then current prospectus, if any, for any Funding Vehicles in which the Depositor (or the Authorized Agent appointed by the Depositor), through the Broker-Dealer directs the Custodian to invest assets in his or her Account. All charges incidental to carrying out such instructions shall be charged and collected in accordance with Article VIII, Section 18.

  The Depositor may, by delivery of specific instructions to the Broker-Dealer, purchase an option or direct that covered call options be written on securities held in his or her Custodial Account. Covered call instructions must specify the number and identity of shares to which the option applies, the term of the option, and the option's exercise price.

  (b) INITIAL CONTRIBUTION. The Custodian will invest all contributions promptly after their receipt, as set forth below; provided, however, that the Custodian shall not be obligated to invest the Depositor's initial contribution to his Custodial Account as indicated on the Application, until at least seven (7) calendar days have elapsed from the date of acceptance of the Application by or on behalf of the Custodian.

  (c) UNCLEAR INSTRUCTIONS. If the Depositor's Custodial Account at any time contains cash as to which investment instructions in accordance with this Section 3 have not been received by the Custodian, or if the Custodian receives instructions as to investment selection or allocation which are, in the opinion of the Custodian, not clear, the Custodian may request instructions from the Depositor (or the Depositor's Authorized Agent, Beneficiary, executor or administrator). Pending receipt of such instructions any cash may be invested in Money Market Shares, and any other investment may remain unchanged. The Custodian shall not be liable to anyone for any loss resulting from delay in investing such cash or in implementing such instructions. Notwithstanding the above, the Custodian may, but need not, for administrative convenience, maintain a balance of up to $100 of uninvested cash in the Depositor's Custodial Account.

  (d) NO DUTY. The Custodian shall not have any duty to question the directions of a Depositor (or the Depositor's Broker-Dealer, Authorized Agent, Beneficiary executor, or administrator) in the investment of his or her Custodial Account or to advise the Depositor or the Deposit's Broker-Dealer regarding the purchase retention or sale of assets credited to the Custodial account. The Custodian, or any of its affiliates, shall not be liable for any loss which results from the Depositor's (or the Depositor's Broker-Dealer, Authorized Agent, Beneficiary, executor, or administrator) exercise of control (whether by his or her action or inaction) over the Custodial Account.

4. CONTRIBUTIONS BY DIVORCED OR SEPARATED SPOUSES. All alimony and separate maintenance payments received by a divorced or separated spouse, and taxable under Section 71 of the code, shall be considered compensation for purposes of computing the maximum annual contribution to the Custodial Account, and the limitations for contributions by a divorced or separated spouse shall be the same as for any other individual.

5. TIMING OF CONTRIBUTIONS. A contribution is deemed to have been made on the last day of the preceding taxable year if the contribution is made by the deadline for filing the Depositor's income tax return (not including extensions), or such later date as may be determined by the Department of the Treasury or the IRS, provided the Depositor (or the Depositor's Broker-Dealer or Authorized Agent) designates, in a manner acceptable to the Custodian, the contribution as a contribution for the preceding taxable year.

6. ROLLOVER CONTRIBUTIONS. The Custodian will accept for the Custodial Account all rollover contributions which consist of cash, and it may, but shall be under no obligation to, accept all or any part of any other rollover contribution. The Depositor shall designate each rollover contribution as such to the Custodian through the Broker-Dealer and by such designation shall confirm to the Custodian that a proposed rollover contribution qualifies as a rollover contribution within the meaning of Sections 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), and/or 408(d)(3) of
   the Code. Submission by or on behalf of a Depositor of a rollover contribution consisting of assets other than cash or property permitted as an investment under this Article VIII shall be deemed to be the instruction of the Depositor to the Custodian that, if such rollover contribution is accepted, the Custodian will use its best efforts to sell those assets for the Depositor's account, and to invest the proceeds of any such sale in accordance with Section 3. To the extent permitted by law, the Custodian shall not be liable to anyone for any loss resulting from such sale or delay in effecting such sale; or for any loss of income or appreciation with respect to the proceeds thereof after such sale and prior to investment pursuant to Section 3; or for any failure to effect such sale if such property proves not readily marketable in the ordinary course of business. All brokerage and other costs incidental to the sale or attempted sale of such property will be charged to the Custodial Account in accordance with
   Article VIII, Section 18.

7. REINVESTMENT OF EARNINGS:  In the absence of other instructions pursuant to
   Section 3 distributions of every nature received in respect of the assets in a Depositor's Custodial Account shall be liquidated to cash, if necessary, and shall be reinvested in accordance with the Depositor's instructions pursuant to Section 3.

8. DESIGNATION OF BENEFICIARY: A Depositor may designate a Beneficiary as follows:

  (a) GENERAL. A Depositor may designate a Beneficiary or Beneficiaries at any time, and any such designation may be changed or revoked at any time, by written designation signed by the Depositor on a form acceptable to, and filed with, the Custodian; provided, however that such designation, or change or revocation of a prior designation, shall not be effective unless it is received and accepted by the Custodian no later than thirty (30) days after the death of the Depositor and provided further that the latest such designation or change or revocation shall control. If the Depositor had not by the date of his or her death properly designated a Beneficiary in accordance with the preceding sentence, or if no designated Beneficiary survives the Depositor, the Depositor's Beneficiary shall be his or her surviving spouse, but if he or she has no surviving spouse, his or her estate. Unless otherwise specified in the Depositor's designation of Beneficiary, if a Beneficiary dies before receiving his or her entire interest in the Custodial Account, his or her remaining interest in the Custodial Account shall be paid to the Beneficiary's estate.

  (b) MINORS. If a distribution upon the death of the Depositor is payable to a person known by the Custodian to be a minor or otherwise under a legal disability the Custodian may in its absolute discretion, make all, or any part of the distribution to (a) a parent of such person, (b) the guardian, conservator, or other legal representative, wherever appointed, of such person, (c) a custodial account established under a Uniform Gifts to Minors Act Uniform Transfers to Minors Act, or similar act, (d) any person having control or custody of such person, or (e) to such person directly.

  (c) QTlPs and QDOTs. A Depositor may designate as Beneficiary of his or her Account a trust for the benefit of his or her surviving spouse that is intended to satisfy the conditions of Sections 2056(b)(7) or 2056A of the Code (a "Spousal Trust"). In that event, if the Depositor is survived by his or her spouse, the following provisions shall apply to the Account, from and after the death of the Depositor until the death of the Depositor's surviving spouse: (1) all of the income of the Account shall be paid to the Spousal Trust annually or at more frequent intervals, and (2) no person shall have the power to appoint any part of the Account to any person other than the Spousal Trust. To the extent permitted by Section 401(a)(9) of the Code, as determined by the trustee(s) of the Spousal Trust, the surviving spouse of the Depositor who has designated a Spousal Trust as his or her Beneficiary may be treated as his or her "designated beneficiary" for purposes of the distribution requirements of that Code section. The Custodian shall have no responsibility to determine whether such treatment is appropriate.

  (d) JUDICIAL DETERMINATION. Anything to the contrary herein notwithstanding, in the event of reasonable doubt respecting the proper course of action to be taken, the Custodian may in its sole and absolute discretion resolve such doubt by judicial determination which shall be binding on all parties claiming any interest in the Account. In such event all court costs, legal expenses, reasonable compensation of time expended by the Custodian in the performance of its duties, and other appropriate and pertinent expenses and costs shall be collected by the Custodian from the Custodial Account in accordance with Article VIII,
       Section 18.

  (e) NO DUTY. The Custodian shall not have any duty to question the directions of a Depositor (or the Depositor's Authorized Agent, Beneficiary, executor or administrator) as to the time(s) and amount(s) of distributions from the Custodial Account, or to advise him or her regarding the compliance of such distributions with Section 401 (a)(9),
       Section 2056(b)(7) or Section 2056A of the Code.

9. PAYROLL DEDUCTION. Subject to approval of the Custodian and the Broker-Dealer, a Depositor may choose to have contributions to his or her Custodial Account made through payroll deduction if the Account is maintained as part of a program sponsored by the Depositor's employer. In order to establish payroll deduction the Depositor must authorize his or her employer to deduct a fixed amount from each pay period's salary up to a total amount of $2 000 per year, unless such contributions are being made pursuant to a Simplified Employee Pension Plan described under Section 408(k) of the Code, in which case, contributions can be made up to 15% of the Depositor's earned income, up to $30,000 per year. Contributions to the Custodial Account of the Depositor's spouse may be made through payroll deduction if the employer authorizes the use of payroll deductions for such contributions, but such contributions must be made to a separate Account maintained for the benefit of the Depositor's spouse. The payroll deduction authorization shall continue in force until such time as written amendment or revocation is received by the Depositor's employer and the Custodian with reasonable advance notice.

10. TRANSFERS TO OR FROM THE ACCOUNT. Assets held on behalf of the Depositor in another IRA may be transferred by the trustee or custodian thereof directly to the Custodian, in a form and manner acceptable to the Custodian, to be held in the Custodial Account for the Depositor under this Agreement. The Custodian will not be responsible for any losses the Depositor may incur as a result of the timing of any transfer from another trustee or custodian that are due to circumstances reasonably beyond the control of the Custodian.

   Assets held on behalf of the Depositor in the Account may be transferred directly to a trustee of custodian of another IRA established for the Depositor if so directed by the Depositor in a form and manner acceptable to the Custodian; provided, however, that it shall be the Depositor's responsibility to ensure that any minimum distribution required by Section 401 (a)(9) of the Code is made prior to giving the Custodian such transfer instructions.

11. DISTRIBUTIONS FROM THE ACCOUNT. Subject to Section 13 below distributions from the Account will be made only upon the request of the Depositor (or the Depositor's Authorized Agent, Beneficiary, executor, or administrator) to the Custodian through the Broker-Dealer in such form and in such manner as is acceptable to the Custodian. For distributions requested pursuant to Article IV, life expectancy and joint life and last survivor expectancy are calculated based on information provided by the Depositor (or the Depositor's Authorized Agent, Beneficiary, executor, or administrator) using the Expected Return Multiples in Section 1.72-9 of the income Tax Regulations. The Custodian shall not incur any liability for errors in such calculations as a result of reliance on information provided by the Depositor (or the Depositor's Authorized Agent, Beneficiary, executor, or administrator) or the Depositor's Broker-Dealer. Without limiting the generality of the foregoing the Custodian is not obligated to make any distribution, including a minimum required distribution as specified in
    Article IV above, absent a specific written direction from the Depositor (or the Depositor's Authorized Agent, Beneficiary, executor, or administrator) through the Broker-Dealer to do so.

12. ACTIONS IN THE ABSENCE OF SPECIFIC INSTRUCTIONS. If the Custodian receives no response to communications sent to the Depositor (or the Depositor's Authorized Agent, Beneficiary, executor, or administrator) at the Depositor's (or the Depositor's Authorized Agent, beneficiary, executor, or administrator's) last known address as shown in the records of the Custodian, or if the Custodian determines, on the basis of evidence satisfactory to it, that the Depositor is legally incompetent the Custodian thereafter may make such determinations with respect to distributions, investments, and other administrative matters arising under this Agreement as it considers reasonable, notwithstanding any prior instructions or directions given by or on behalf of the Depositor. Any determinations so made shall be binding on all persons having or claiming any interest under the Custodial Account, and the Custodian shall not incur any obligation or liability for any such determination made in good faith, for any action taken in pursuance thereof, or for any fluctuations in the value of the Account in the event of a delay resulting from the Custodian's good faith decision to await additional information or evidence.

13. RESPONSIBILITY AS TO CONTRIBUTIONS OR DISTRIBUTIONS. The Custodian will not under any circumstances be responsible for the timing, purpose or propriety of any contribution or of any distribution made hereunder, nor shall the Custodian incur any liability or responsibility for any tax imposed on account of any such contribution or distribution. Notwithstanding Section 11 above, the Custodian is empowered to make a distribution absent such an instruction if directed to do so pursuant to a court order of any kind and neither the Custodian nor the Company shall in such event incur any liability for acting in accordance with such court order.

14. WRITTEN INSTRUCTIONS AND NOTICES. All written notices or communications required to be given by the Custodian to the Depositor shall be deemed to have been given when sent by mail to either the Broker-Dealer or to the last known address of the Depositor in the records of the Custodian. All written instructions notices, or communications required to be given the Depositor to the Custodian shall be mailed or delivered to the Custodian at its designated mailing address as specified on the Application, and no such instruction, notice, or communication shall be effective until the Custodian's actual receipt thereof.

15. EFFECT OF WRITTEN INSTRUCTIONS AND NOTICES. The Custodian shall be entitled to rely conclusively upon, and shall be fully protected in any action or non-action taken in good faith in reliance upon, any written instruction, notices, communications or instruments believed to have been genuine and properly executed. Any such notification may be proved by original copy or reproduced copy thereof, including, without limitations, a copy produced by photocopying, facsimile transmission, or electronic imaging. For this purpose, the Custodian may (but is not required to) give the same effect to a telephonic instruction as it gives to a written instruction, and the Custodian's action in doing so shall be protected to the same extent as if such telephonic instructions were, in fact, a written instruction. Any such telephonic instruction may be proved by audio recorded tape.

16.  TAX MATTERS.

  (a) GENERAL. The Custodian shall submit required reports to the IRS and the Depositor (or the Depositor's Authorized Agent, Beneficiary, executor, or administrator); provided, however, that such individual shall prepare any return or report required in connection with maintaining the Account, or as a result of liability incurred by the Account for tax or unrelated business taxable income, or windfall profits tax.

  (b) ANNUAL REPORT. As soon as is practicable after the close of each taxable year, and whenever required by the Code, the Custodian shall deliver to the Depositor a written report(s) reflecting receipts, disbursements and other transactions effected in the Custodial Account during such period and the fair market value of the assets and liabilities of the Custodial Account as of the close of such period in a manner prescribed by the Internal Revenue Service. Unless the Depositor sends the Custodian written objection to a report within ninety (90) days of receipt, the Depositor shall be deemed to have approved of such report, and the Custodian and the Company, and their officers, employees and agents shall be forever released and discharged from all liability and accountability to anyone with respect to their acts, transactions, duties and responsibilities as shown on or reflected by such report(s). The Company shall not incur any liability in the event the Custodian does not satisfy is obligations as described herein.

  (c) WITHHOLDING. Any distributions from the Custodial Account may be made by the Custodian net of any required tax withholding.

17. SPENDTHRIFT PROVISION. The interest of a Depositor in the Account shall not be transferred or assigned by voluntary or involuntary act of the Depositor or by operation of law; nor shall it be subject to alienation, assignment, garnishment, attachment, receivership, execution or levy of any kind. Notwithstanding the foregoing, in the event of a property settlement between a Depositor and his or her former spouse pursuant to which the transfer of a Depositor's interest hereunder, or a portion thereof, is incorporated in a divorce decree or in a written instrument incident to such divorce or legal separation, then the interest so decreed by a Court to be the property of such former spouse shall be transferred to separate Custodial account for the benefit of such former spouse, in accordance with Section 408(d)(6) of the Code.

18.  FEES AND EXPENSES.

  (a) GENERAL. The fees of the Custodian for performing its duties hereunder shall be in such amount as it shall establish from time to time. All such fees, as well as expenses (such as without limitation brokerage commissions upon the investment of funds, fees for special legal services, taxes levied or assessed, or expenses in connection with the liquidation or retention of all or part of a rollover contribution), shall be collected by the Custodian from cash available in the Custodial Account, or if insufficient cash shall be available, by sale of sufficient assets in the Custodial Account and application of the sales proceeds to pay such fees and expenses. Alternatively, but only with the consent of the Custodian, fees and expenses may be paid directly to the Custodian by the Depositor by separate check.

  (b) ADVISOR FEES. The Custodian shall, upon direction from the Depositor, disburse from the Custodial Account payment to the Depositor's registered investment advisor of any fees for financial advisory services rendered with regard to the assets held in the Account. Such direction must be provided in a form and manner acceptable to the Custodian, and the Custodian shall not incur any liability for executing such direction.

  (c)  SALE OF ASSETS.  Whenever it shall be necessary in accordance with this
       Section 18 to sell assets in order to pay fees or expenses, the Custodian shall request the Depositor (Or the Deposit's Authorized
       Agent, Beneficiary, executor, or administrator) through the Broker-Dealer, to provide specific instructions. If such instructions are not received by the Custodian within ten (10) business days of the Custodian's request, the Custodian may sell any or all of the assets credited to the Custodial Account at that time, and shall invest the portion of the sales proceeds remaining after collection of the applicable fees and expenses therefrom in accordance with Section 3. The Custodian shall not incur any liability on account of its sale or retention of assets under such circumstances.

19. ESCROW. With the consent of the Custodian, the Custodial Account may serve as an escrow arrangement to hold restricted distributions from defined benefit plans pursuant to Section 1.401(a)(4)-5(b) of the Income Tax Regulations. In such event, the Custodian will act in accordance with an escrow arrangement acceptable to it and pursuant to which it will only act upon the direction of the trustee of the distributing plan with respect to distributions from the Account. Such agreement will remain in place until the trustee of the distribution plan releases the Custodian from such escrow agreement.

20. VOTING WITH RESPECT TO SECURITIES. The Custodian shall mail to the Depositor all prospectuses and proxies that may come into the Custodian's possession by reason of its holding of Funding Vehicles in the Custodial Account. A Depositor may direct the Custodian as to the manner in which any securities held in the Custodial Account shall be voted with respect to any matters as to which the Custodian as holder of record is entitled to vote, coming before any meeting of shareholders of the corporation which issued such securities. All such directions shall be in writing on a form approved by the Custodian and signed by the Depositor, and delivered to the Custodian within the time prescribed by it. The Custodian shall vote only those securities with respect to which it has received timely written directions from the Depositor; provided, however, that the Custodian may without such direction vote shares of investment companies advised by Fidelity Management & Research Company "present" to the extent such a vote is needed to establish a quorum.

21. LIMITATIONS ON CUSTODIAL LIABILITY AND INDEMNIFICATION. The Depositor, the Depositor's Broker-Dealer, and the Custodian intend that the Custodian shall have and exercise no discretion, authority, or responsibility as to any investment in connection with the Account and the Custodian or of any distribution or any other action or nonaction taken pursuant to the Depositor's direction (or that of the Depositor's Authorized Agent, Beneficiary, executor, or administrator) through the Broker-Dealer. The Depositor who directs the investment of his or her Account shall bear sole responsibility for the suitability of any directed investment and for any adverse consequences arising from such an investment including, without limitation, the inability of the Custodian to value or to sell an illiquid investment, or the generation of unrelated business taxable income with respect to an investment. To the fullest extent permitted by law, the Depositor (or the Depositor's Authorized Agent, Beneficiary,, executor, or administrator, as appropriate) shall at all times fully indemnify and save harmless the Custodian, the Company and their agents, affiliates, successors and assigns and their officers, directors and employees, from any and all liability arising from the Depositor's investment direction under this Account, or from the Broker-Dealer's execution of such direction, and from any and all other liability whatsoever which may arise in connection with this Agreement except liability arising under applicable law or liability arising from gross negligence or willful misconduct on the part of the indemnified person. Although the Custodian shall have no responsibility to give effect to a direction from anyone other than the Depositor (or the Depositor's Authorized Agent, Beneficiary, executor, or administrator) the Custodian may, in its discretion, establish procedures pursuant to which the Depositor may delegate to a third party any or all of the Depositor's powers and duties hereunder, provided, however, that in no event may anyone other than the Depositor execute the application by which this Agreement is adopted or the form by which the Beneficiary is appointed, and provided, further, that any such third party to whom the Depositor has so delegated powers and duties shall be treated as the Depositor for purposes of applying the preceding sentences of this paragraph and the provision of Article VIII,
     Section 3.

22. DELEGATION TO AGENTS. The Custodian may delegate to one or more corporations affiliated with the Custodian the performance of record keeping and other ministerial serviced in connection with the Custodial Account, for a reasonable fee to be borne by the Custodian and not by the Custodial Account. Any such agent's duties and responsibilities shall be confined solely to the performance of such services, and shall continue only for so long as the Custodian named in the Application serves as Custodian.

23. AMENDMENT OF AGREEMENT. The Depositor the Broker-Dealer and Custodian authorize and direct the Company to amend this Agreement in any respect at any time (including retroactively), so that it may conform with applicable provisions of the Internal Revenue Code, or with any other applicable law as in effect from time to time, or to make such other changes to this Agreement as the Company deems advisable. Any such amendment shall be effected by delivery to the Custodian and mailing to the Depositor at his or her last known address as shown in the records of the Custodian a copy of such amendment, or a restatement of this Custodial Agreement including any such amendment. The Depositor shall be deemed to consent to any such amendment(s) if he or she fails to object thereto by written notice received by the Custodian within fifteen (15) calendar days from the date of the Company's mailing to the Depositor a copy of such amendment(s) or restatement.

24. RESIGNATION OR REMOVAL OF CUSTODIAN. The Company may remove the Custodian at any time, and the Custodian may resign at any time, upon thirty (30) days' written notice to the Depositor and the Broker-Dealer. Upon the removal or resignation of the Custodian, the Company may, but shall not be required to, appoint a successor custodian under this Custodial Agreement; provided that any successor custodian shall satisfy the requirements of
     Section 408(a)(2) of the Code. Upon any such successor's acceptance of appointment, the Custodian shall transfer the assets of the Custodial Account, together with copies of relevant books and records, to such successor custodian; provided, however, that the Custodian is authorized to reserve such sum of money or property as it may deem advisable for payment of any liabilities constituting a charge on or against the assets of the Custodial Account, or on or against the Custodian or the Company. The Custodian shall not be liable for the acts or omissions of any successor to it. If no successor custodian is appointed by the Company, the Custodial account shall be terminated and the assets of the Account, reduced by the amount of any unpaid fees or expenses, will be distributed to the Depositor.

25. TERMINATION OF THE CUSTODIAL ACCOUNT. The Depositor may terminate the Custodial Account at any time upon notice to the Custodian in a manner and form acceptable to the Custodian. Upon such termination the Custodian shall transfer the assets of the Custodial account, reduced by the amount of any unpaid fees or expenses, to the custodial or trustee of another individual retirement account (within the meaning of Section 408 of the Code) or other retirement plan designated by the Depositor, as described in Article VIII, Section 10. The Custodian shall not be liable for losses arising from the acts, omissions, delays or other inaction of any such transferee custodian or trustee. If notice of the Depositor's intention to terminate the Custodial account is received by the Custodian and the Depositor had not designated a transferee custodian or trustee for the assets in the Account, then the Account, reduced by any unpaid fees or expenses, will be distributed to the Depositor.

26. GOVERNING LAW. THIS AGREEMENT, AND THE DUTIES AND OBLIGATIONS OF THE COMPANY AND THE CUSTODIAN UNDER THE AGREEMENT, SHALL BE CONSTRUED, ADMINISTERED AND ENFORCED ACCORDING TO THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, EXCEPT AS SUPERSEDED BY FEDERAL LAW OR STATUTE.

27. WHEN EFFECTIVE. This Agreement shall not become effective until acceptance of the Application by or on behalf of the Custodian at its principal office, as evidenced by a written notice to the Depositor.

                    NATIONAL FINANCIAL SERVICES CORPORATION
                         INDIVIDUAL RETIREMENT ACCOUNT
                              DISCLOSURE STATEMENT

The following information is provided to you in accordance with the requirements of the Internal Revenue Code (the "Code") and should be reviewed in conjunction with both the Custodial Agreement and the Application for your Individual Retirement Account ("IRA"). This information reflects the provisions of the Internal Revenue Code as are effective January 1, 1987 and therefore applies to contributions for years after, and to distributions taken after 1986.

RIGHT TO CANCEL
You may revoke this Account, but only if you had not received this Disclosure Statement within Seven (7) calendar days prior to the establishment of this IRA. In such as instance, revocation of the IRS is permitted only if your request for revocation is made in writing and is received by the Custodian within seven (7) calendar days of the establishment date of your Account.

To revoke this account, send your written revocation request to the Custodian of your IRA at the address below:

  Fidelity Management Trust Company
  c/o National Financial Services Corporation
  New Accounts Department
  One World Financial Center, Tower A
  200 Liberty Street
  New York, NY  10281

Upon revocation you will receive a full refund of your initial contribution including sales commissions (if any) and/or administrative fees. To determine where to send a revocation request, or if you have any questions relative to this procedure, please call your Broker-Dealer.

TYPES OF IRAS.
REGULAR IRA. You may make a Regular IRA contribution of $2,000 or 100% of your compensation, whichever is less. (To determine the amount of your income tax deduction for your IRA contribution, see "limits on Deductible contributions" below.)

SPOUSAL IRA. If you and your spouse file a joint federal income tax return, you may make a Spousal IRA contribution even if your spouse has received compensation during the tax year. Your contribution to a Spousal IRA must not exceed the lesser of (1) $2,000 or (2) the excess of $2,250 (or if less, 100% of your compensation) over your contribution to your Regular IRA. Note: if your spouse has more than $250 in compensation for the tax year, the two of you may make a larger total contribution if you each contribute to a Regular IRA.

ROLLOVER IRA. If you retire or change jobs, you may be eligible for a distribution from your employer's retirement plan. To avoid mandatory withholding of 20% of your distribution for federal income tax, and to preserve the tax-deferred status of this distribution, you can transfer it directly to a Rollover IRA. If you choose to have the distribution paid directly to you, you will be subject to the 20% withholding rules. You may still reinvest up to 100% of the total amount of your distribution which is eligible for rollover in a Rollover IRA by replacing the 20% which was withheld for taxes with other assets you own. You must reinvest in a Rollover IRA within 60 days of receipt of your distribution. The amount invested in a Rollover IRA will not be included in your taxable income for the year in which you receive the qualified plan distribution.

DESCRIPTION OF ACCOUNT
Your IRA is a custodial account created for your exclusive benefit. Your interest in the account is nonforfeitable.

ELIGIBILITY

Employees and self-employed individual are eligible to contribute to an IRA even if they are already covered under another tax-qualified plan. Employers may contribute to IRAs established by their employees, and employers may contribute to IRAs used as part of a Simplified Employee Pension plan ("SEP," described below).

CONTRIBUTIONS
GENERAL. You may make annual cash contributions to an IRA in any amount up to 100% of your compensation for the year or $2,000 whichever is less. Your employer may make contributions to your account, but, except as noted below under a SEP, the total contributions from you and your employer may not exceed this limitation Contributions (other than rollover contributions described below) must be made in "cash" and not in "kind". Therefore, securities or other assets already owned cannot be contributed to an IRA but can be converted to cash and then contributed. No part of your contribution may be invested in life insurance or be commingled with other property, except in a common trust or common investment fund.

SPOUSAL ACCOUNTS. If you are married and file a joint tax return, you may make cash contributions to a "spousal" IRA in addition to your own IRA (even if your spouse has compensation). The total amounts contributed to your own and to your spouse's IRA may not exceed 100% of your combined compensation or $2,250, whichever is less. In no event, however, may the annual contribution to either your account or your spouse's account exceed $2,000.

COMPENSATION means wages, salaries, professional fees, or other amounts derived from or received for personal service actually rendered and includes the earned income of a self-employed individual, and any alimony or separate maintenance payment includable in the individual's gross income.

ADJUSTED GROSS INCOME is determined prior to adjustments for personal exemptions and itemized deductions. For purposes of determining the IRA deduction (see below), adjusted gross income is modified to take into account deductions for IRA contributions, taxable benefits under the Social Security Act and the Railroad Retirement Act, and passive loss limitations under Code
Section 86.

TIME OF CONTRIBUTION. You may make contributions to your IRA any time up to and including the due date for filing your tax return for the year. You may continue to make annual contributions to your IRA up to (but not including) the calendar year in which you reach age 70 1/2. You may continue to make annual contributions to your spouse's IRA up to (but not including) the calendar year in which your spouse reaches age 70 1/2.

ROLLOVER IRA CONTRIBUTIONS. Qualifying distributions from tax-qualified plans (for example, pension, profit-sharing, and Keogh plans) may be eligible for rollover into your IRA. However, strict limitations apply to such rollovers and you should seek competent tax advice regarding these restrictions.

SIMPLIFIED EMPLOYEE PENSION PLAN CONTRIBUTIONS. A separate IRA may be established for use by your employer as part of a SEP arrangement. Your employer may contribute to your SEP-IRA up to a maximum of 15% of your compensation or $30,000, whichever is less. If your SEP-IRA is used as part of a salary reduction SEP, you may elect to reduce your annual compensation, up to a maximum of 15% of your compensation or $7,000 (indexed to reflect cost-of-living adjustments), whichever is less, and have your employer contribute that amount to your SEP-IRA. If your employer maintains both a salary reduction SEP and a regular SEP, the annual contribution limit to both SEPs together is 15% of your compensation or $30,000, whichever is less. You may contribute, in addition to the amount contributed by your employer to your SEP-IRA, an amount not in excess of the limits referred to under "General" above. It is your and your employer's responsibility to see that contributions in excess of normal IRA limits are made under a valid SEP and are, therefore, proper.

EXCESS CONTRIBUTIONS. Contributions which exceed the allowable maximum per year are considered excess contributions. A nondeductible penalty tax of 6% of the excess amount contributed will be incurred for each year in which the excess contribution remains in your IRA. If you make a contribution (or your employer makes a SEP contribution, including a salary reduction contribution, on your behalf) in excess of your allowable maximum for any taxable year, you may correct the excess contribution and avoid the 6% penalty tax for that year by withdrawing the excess contribution and its earnings on or before the date, including extensions, for filing your tax return for that year. The amount of the excess contribution withdrawn will not be considered a premature distribution nor (except in the case of a salary reduction contribution) be taxed as ordinary income but the earnings withdrawn will be taxed as ordinary income to you. Alternatively excess contributions for one year may be carried forward and reported in the next year to the extent that the excess, when aggregated with your IRA contribution (if any) for the subsequent year, does not exceed the maximum amount for that year. The 6% excise tax will be imposed on excess contributions in each year they are neither returned nor carried forward.

DEDUCTIBLE IRA CONTRIBUTIONS
If you are not married and are not an active participant in an employer-maintained retirement plan, you may make a fully deductible IRA contribution in any amount up to 100% of your compensation for the year or $2,000, whichever is less. The same limits apply if you are married and you file a joint return with your spouse, and neither of you is an active participant in an employer-maintained retirement plan. An "employer-maintained retirement plan" includes any of the following types of retirement plans:

  - a qualified pension, profit-sharing, or stock bonus plan established in accordance with IRC Section 401(a) or 401(k).

  -  a Simplified Employee Pension Plan (SEP) (IRC Section  408(k)).

  -  a deferred compensation plan maintained by a governmental unit or agency.

  - tax sheltered annuities and custodial accounts (IRC Section 403(b) and 403(b)(7)).

  -  a qualified annuity plan under IRC Section  403(a).

You are an active participant in an employer maintained retirement plan even if you do not have a vested right to any benefits under your employer's plan. Whether you are an "active participant" depends on the type of plan maintained by your employer. Generally, you are considered an active participant in a defined contribution plan if an employer contribution or forfeiture was credited to your account under the plan during the year. You are considered an active participant in a defined benefit plan if you are eligible to participate in the plan, even though you elect not to participate. You are also treated as an active participant for a year during which you make a voluntary or mandatory contribution to any type of plan, even though your employer makes no contribution to the plan.

If you, (or your spouse, if your filing a joint tax return) are covered by an employer-maintained retirement plan, your IRA contribution is tax deductible only to the extent that your adjusted gross income does not exceed the deductibility limits discussed below.

LIMITS ON DEDUCTIBLE CONTRIBUTIONS
The deduction of your IRA contribution is reduced proportionately for adjusted gross income which exceeds the applicable dollar amount. The applicable dollar amount for an individual is $25,000 and $40,000 for married couples filing a joint tax return. The applicable dollar limit for married individuals filing separate returns is $0. If your adjusted gross income exceeds the applicable dollar amount by not more than $10,000, you may make a deductible IRA contribution (but the deductible amount will be less than $2,000). To determine the amount of your deductible contribution, use the following calculation:

  1. Subtract the applicable dollar amount from your adjusted gross income. If the result is $10,000 or more, stop; you can only make a nondeductible contribution.

  2. Subtract the above figure from $10,000.

  3. Divide the above figure by $10,000.

  4. Multiply $2,000 by the fraction resulting from the above steps. This is your maximum deductible contribution limit.

If the deduction limit is not a multiple of $10, then it is to be rounded up to the next highest $10. There is a $200 minimum floor on the deduction limit if your adjusted gross income does not exceed $35,000 (for a single taxpayer) $50 000 (for married taxpayers filing jointly) or $10,000 (for a married taxpayer filing separately).

Adjusted gross income for married couples filing a joint tax return is calculated by aggregating the compensation of both spouses. The deduction limitations on IRA contributions, as determined above, then apply to each spouse.

NONDEDUCTIBLE IRA CONTRIBUTIONS
Even if your income exceeds the limits described above, you may make a contribution to your IRA up to the lesser of $2,000 or 100% of your compensation. To the extent that your contribution exceeds the deductible limits, it will be nondeductible. Earnings on all IRA contributions are tax deferred until distribution. You are required to designate on your tax return the extent to which your IRA contributions is nondeductible. Therefore, your designation must be made by the due date (including extensions) for filing your tax return. If you overstate the amount of nondeductible contributions for a taxable year, a penalty of $100 will be assessed for each overstatement unless you can show that the overstatement was due to a reasonable cause.

INVESTMENT OF ACCOUNT
The assets in your IRA will be invested in accordance with your instructions. As with any investment, you should read any publicly available information (e.g., prospectuses, annual reports, the terms and conditions of any insurance annuity contract, etc.) which would enable you to make an informed investment decision. If no investment instructions are received from you or if the instructions received are in the opinion of the Custodian unclear you may be requested to provide instructions. In the absence of such instructions, your investment may be invested in Money Market Shares, which strive to maintain a stable $1 per share balance. Keep in mind that with respect to investments in regulated investment company shares (i.e., mutual funds) or other securities held in your account, growth in the value of your account cannot be guaranteed or projected.

DISTRIBUTIONS
GENERAL. Distributions from your IRA should begin no earlier than the date you reach age 59 1/2 (except in cases of your earlier disability or death) and no later than the April 1 following the year in which you reach age 70 1/2. Distributions from your account will be included in your gross income for federal income tax purposes for the year in which you receive them.

PREMATURE DISTRIBUTIONS. To the extent they are included in income, distributions from your IRA made before you reach age 59 1/2 will be subject to a 10% nondeductible penalty tax (in addition to being taxable as ordinary income) unless the distribution is an exempt withdrawal of an excess contribution, or the distribution is rolled over to another qualified retirement plan, or the distribution is one of a scheduled series of payments over your life or life expectancy or the joint life expectancies of yourself and your Beneficiary.

LATEST TIME TO WITHDRAW. You must begin receiving distributions of the assets in your account by April 1 of the calendar year following the calendar year in which you reach age 70 1/2. Subsequent distributions must be made by December 31 of each year. If you maintain more than one IRA, you may take from any of your IRAs the aggregate amount to be withdrawn.

MINIMUM DISTRIBUTIONS. Once distributions are required to begin, they must not be less than the amount each year (determined by actuarial tables) which would exhaust the value of the account over the required distribution period, which is generally your life expectancy or the joint life and last survivor expectancy of you and an individual you have designated as your Beneficiary. You will be subject to a 50% excise tax on the amount by which the distribution you actually received in any year falls short of the minimum distribution required for the year.

METHODS OF DISTRIBUTION. Assets may be distributed from your account according to one or more of the following methods selected by you:

  (a)  total distribution

  (b)  distribution over a certain period

  (c) purchase of an annuity contract (See Article IV of the IRA Custodial Agreement for a full description of these distribution methods.)

DISTRIBUTION UPON DEATH. The assets remaining in your Account will be distributed upon your death to the beneficiary(ies) named by you on record with the Custodian. If there is no beneficiary designated for your Account in the Custodian's records, or if the beneficiary you had designated dies before you do, your Account will be paid to your surviving spouse, or in none, to your estate.

If your spouse was your primary beneficiary and you had started to receive distributions from your account, but die before receiving the balance of your account, your spouse has several options. Your spouse can either keep receiving distributions from your account at least as rapidly, or roll over all or part of your account into an IRA in his or her name. If distributions from your account had not yet begun, your spouse may defer taking distributions over his or her life expectancy, or roll over the account into an IRA in their name, and treat the IRA as his or her own.

If your beneficiary is not your spouse, and distributions had begun from you account, your beneficiary may continue to receive them at least as rapidly as the payment schedule you had established. If distributions had not yet begun, your beneficiary must deplete your account within 5 years of your death, or start taking distributions from your account within one year of your death over their own life expectancy.

DISTRIBUTION OF NONDEDUCTIBLE CONTRIBUTIONS. To the extent that a distribution constitutes a return of your nondeductible contributions, it will not be included in your income. The amount of any distribution excludable from income is the portion that bears the same ratio to the total distribution that your aggregate nondeductible contributions bear to the balance at the end of the year (calculated after adding back distributions during the year) of your IRA For this purpose, all of your IRAs are treated as a single IRA. Furthermore, all distributions from an IRA during a taxable year are to be treated as one distribution. The aggregate amount of distributions excludable from income for all years is not to exceed the aggregate nondeductible contributions for all calendar years. There is a 10% additional income tax assessed against premature distributions to the extent such distributions are includible in income (See "Premature Distributions" above).

EXCESS DISTRIBUTIONS. There is a 15% excise tax assessed against annual distributions from tax-favored retirement plans, including IRAs, which exceed the greater of $150,000 or $112,500 (indexed to reflect cost-of-living increases). To determine whether you have distributions in excess of this limit, you must aggregate the amounts of all distributions received by you during the calendar year from all retirement plans, including IRAs. Please consult with your tax advisor for more complete information, including the availability of favorable elections.

ROLLOVER TREATMENT. Distributions from your IRA representing all or any part of the assets in your IRA account are also eligible for rollover treatment You may roll over all or any part of the same property from this distribution of assets, within 60 days of receipt, into another IRA or individual retirement annuity, and maintain the tax-deferred status of these assets. A 60-day rollover can be made once every twelve months per IRA.

DIVORCE OR LEGAL SEPARATION
If all or any part of your IRA is awarded to a former spouse pursuant to divorce or legal separation, such portion can be transferred to an IRA in the receiving spouse's name. This transaction can be processed without any tax implication to you provided a written instrument executed by a court incident to the divorce or legal separation in accordance with Section 408(d)(6) of the Code is received by the Custodian, and specifically directs such transfer. In addition, you must also provide the Custodian with a letter of instruction and an IRA application executed by the receiving spouse, if she or he doesn't already maintain an NFSC IRA through your broker-dealer.

FEES AND EXPENSES
Fees and other expenses of maintaining your IRA account are described in the Application and may be changed from time to time, as provided in the Custodial Agreement.

PROHIBITED TRANSACTIONS
If any of the events prohibited by Section 4975 of the Code (such as any sale exchange or leasing of any property between you and your IRA) occurs during the existence of your IRA, your account will be disqualified and the entire balance in your account will be treated as if distributed to you as of the first day of the year in which the prohibited event occurs. This "distribution" would be subject to ordinary income tax and, if you were under age 59 1/2 at the time, to the 10% penalty tax on premature distributions.

If you or your Beneficiary use (pledge) all or any part of your IRA as security for a loan, then the portion so pledged will be treated as if distributed to you, and will be taxable to you as ordinary income and subject to the 10% penalty during the year in which you make such a pledge.

OTHER TAX CONSIDERATIONS
NO SPECIAL TAX TREATMENT. No distribution to you or anyone else from your account can qualify for capital gain treatment under the federal income tax law. It is taxed to the person receiving the distribution as ordinary income. (Similarly, you are not entitled to the five-year averaging rule for lump sum distributions available to persons receiving distributions from certain other types of retirement plans.)

GIFT TAX. If you elect during your lifetime to have all or any part of your account payable to a Beneficiary at or after your death, the election will not subject you to any gift tax liability.

TAX WITHHOLDING. Federal income tax will be withheld from distributions you receive from an IRA unless you elect not to have tax withheld. However, if IRA distributions are to be delivered outside of the United States, this tax is mandatory and you may not elect otherwise unless you certify to the Custodian that you are not a U.S. citizen residing overseas or a "tax avoidance expatriate" as described in Code section 877. Federal income tax will be withheld at the rate of 10%.

REPORTING FOR TAX PURPOSES. Contributions to your IRA must be reported on your tax Form 1040 or 1040A for the taxable year contributed. You will be required to designate your IRA contribution as deductible or nondeductible. You are also required to attach a Form 8606 to your 1040 or 1040A form. Form 8606 is used to report nondeductible IRA contributions and to calculate the basis (nontaxable part) of your IRA. Other reporting will be required by you in the event that special taxes or penalties described herein are due. You must also file Treasury Form 5329 with the IRS for each taxable year in which the contribution limits are exceeded a premature distribution takes place or less than the required minimum amount is distributed from your IRA. The Tax Reform Act of 1986 also required you to report the amount of all distributions you received from your IRA and the aggregate account balance of all IRAs as of the end of the calendar year.

IRS APPROVAL. The form of your individual Retirement Account has been approved by the Internal Revenue Service. The Internal Revenue Service approval is a determination only as to the form and does not represent a determination of the merits of the Account. You may obtain further information with respect to your IRA from any district office of the Internal Revenue Service.